Exhibit 99

FOR IMMEDIATE RELEASE

DECEMBER 10, 2008

MILLENNIUM BANKSHARES GIVES NOTICE

OF VOLUNTARY DELISTING

Reston, VA – December 10, 2008 – Millennium Bankshares Corporation (Nasdaq: MBVA) (the “Company”) announced today that it has given notice to The Nasdaq Stock Market of its determination to voluntarily withdraw the Company’s common stock, $5.00 par value per share, from listing on the Nasdaq Capital Market and to withdraw the registration of the Common Stock under Section 12(b) of the Securities Exchange Act of 1934 (the “Act”).  The Company will file a Form 25 with the Securities and Exchange Commission to effect the delisting and withdrawal from registration under the Act.  Trading in the Company’s Common Stock will be suspended as of December 22, 2008.

The Company has determined to delist the Common Stock in order to minimize annual legal and accounting expense relating to public reporting obligations and related compliance with the provisions of Sarbanes-Oxley; to eliminate the annual expense of listing fees; in light of the minimal daily trading volume of the Common Stock; in recognition of the fact that listing the Common Stock does not provide a significant benefit to the vast majority of the Company’s stockholders, on a cost effective basis; and in recognition of the possible future inability of the Company to continue to meet the requirements for continued listing.

The Company expects that it will also file with the Securities and Exchange Commission a notice on Form 15, which will suspend the Company’s obligation to file periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, under the Act.

While the Company’s Common Stock may remain eligible to be quoted on the over-the-counter bulletin board market or in the pink sheets, if market makers choose to make the necessary filings, the Company has not arranged for the listing of the common stock on any other exchange, and has not made any arrangements for the quotation of the Common Stock on any other quotation system or medium.

About Millennium Bankshares

Millennium Bankshares Corporation is a bank holding company headquartered in Reston, Virginia. It was incorporated in 1998 and began operations in April 1999. Millennium provides commercial and consumer banking services through Millennium Bank, National Association. Millennium Bank is a nationally chartered community bank with four banking offices in Northern Virginia (Reston, Herndon, Sterling and Warrenton). The bank provides a broad range of commercial and retail banking services designed to meet the needs of businesses and consumers in the communities it serves. The Company’s internet address is www.millenniumbankshares.com.

Contacts:

Richard I. Linhart, Chairman, President and CEO

(703) 464-1966